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                                 EXHIBIT 5(A)

                                    FORM OF
                        INVESTMENT MANAGEMENT AGREEMENT

         AGREEMENT, dated as of _________ __, 1997, between the 787 Trust, a Delaware business trust (the "Trust"), and EQ Financial Consultants, Inc., a Delaware corporation ("EQ Financial" or the "Manager").

         WHEREAS, the Trust is registered as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act");

         WHEREAS, EQ Financial is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act");

         WHEREAS, the Trust's shareholders are and will be separate accounts maintained by insurance companies for variable life insurance policies and variable annuity contracts (the "Policies") under which income, gains, and losses, whether or not realized, from assets allocated to such accounts are, in accordance with the Policies, credited to or charged against such accounts without regard to other income, gains, or losses of such insurance companies;

         WHEREAS, the Trust is and will continue to be a series fund having two or more investment portfolios, each with its own investment objectives, investment policies and restrictions;

         WHEREAS, the Investment Company Act prohibits any person from acting as an investment adviser to a registered investment company except pursuant to a written contract (the "Agreement"); and

         WHEREAS, the Board of Trustees of the Trust wishes to appoint EQ Financial as the investment manager of the Trust;

         NOW, THEREFORE, the Trust and EQ Financial agree as follows:

1.       APPOINTMENT OF MANAGER

         The Trust hereby appoints EQ Financial as the investment manager for each of the portfolios of the Trust specified in Appendix A to this Agreement, as such Appendix A may be amended by the Manager and the Trust from time to time (the "Portfolios"), subject to the supervision of the Trustees of the Trust and in the manner and under the terms and conditions set forth in this Agreement. The Manager accepts such appointment and agrees to render the services and to assume the obligations set forth in this Agreement commencing on its effective date. The Manager will be an independent contractor and will have no authority to act for or represent the Trust in any way or otherwise be deemed an agent unless expressly authorized in this Agreement or another writing by the Trust and Manager.


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2.       DUTIES OF THE MANAGER

         A. Subject to the general supervision of the Trustees of the Trust and under the terms and conditions set forth in this Agreement, the Trust acknowledges and agrees that it is contemplated that the Manager will, at its own expense, select and contract with investment advisers ("Advisers") to manage the investment operations and composition of each and every Portfolio of the Trust, including the purchase, retention, and disposition of the investments, securities and cash contained in each Portfolio, in accordance with each Portfolio's investment objectives, policies and restrictions as stated in the Trust's Agreement and Declaration of Trust, By-Laws, and such Portfolio's Prospectus and Statement of Additional Information ("SAI"), as is from time to time in effect; provided, that any contract with an Adviser (an "Advisory Agreement") shall be in compliance with and approved as required by the Investment Company Act or in accordance with exemptive relief granted by the Securities and Exchange Commission ("SEC") under the Investment Company Act.

         B. Subject always to the direction and control of the Trustees of the Trust, the Manager will have (i) overall supervisory responsibility for the general management and investment of each Portfolio's assets, and (ii) full investment discretion to make all determinations with respect to the investment of a Portfolio's assets not then managed by an Adviser. In connection with its responsibilities set forth under (i) above, the Trust acknowledges and agrees that the Manager will select a person to act as Adviser to render investment advice to each of the Portfolios. In addition, the Manager will monitor compliance of each Adviser with the investment objectives, policies and restrictions of any Portfolio or Portfolios under the management of such Adviser, and review and report to the Trustees of the Trust on the performance of such Adviser. The Manager will furnish, or cause the appropriate Adviser(s) to furnish, to the Trust such statistical information, with respect to the investments that a Portfolio may hold or contemplate purchasing, as the Trust may reasonably request. On the Manager's own initiative, the Manager will apprise, or cause the appropriate Adviser(s) to apprise, the Trust of important developments materially affecting each Portfolio and will furnish the Trust, from time to time, with such information as may be appropriate for this purpose. Further, the Manager agrees to furnish, or cause the appropriate Adviser(s) to furnish, to the Trustees of the Trust such periodic and special reports as the Trustees of the Trust may reasonably request. In addition, the Manager agrees to cause the appropriate Adviser(s) to furnish to third-party data reporting services all currently available standardized performance information and other customary data.

         C. The Manager will also furnish to the Trust, at its own expense and without renumeration from or other cost to the Trust, the following:

                  (i) Office Space. The Manager will provide office space in the offices of the Manager or in such other place as may be agreed upon by the parties hereto from time to time, and all necessary office facilities and equipment;

                  (ii) Personnel. The Manager will provide necessary executive and other personnel, including personnel for the performance of clerical and other office functions, exclusive of those functions:
         (a) related to and to be performed under the Trust's contract or contracts for administration, custodial, accounting, bookkeeping, transfer, and

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         dividend disbursing agency or similar services by the entity selected to perform such services; and (b) related to the investment advisory services to be provided by any Adviser pursuant to an Advisory Agreement; and

                  (iii) Preparation of Prospectus and Other Documents. The Manager will provide other information and services, other than services of outside counsel or independent accountants or investment advisory services to be provided by any Adviser under an Advisory Agreement, required in connection with the preparation of all registration statements and Prospectuses, Prospectus supplements, SAIs, all annual, semiannual, and periodic reports to shareholders of the Trust, regulatory authorities, or others, and all notices and proxy solicitation materials, furnished to shareholders of the Trust or regulatory authorities, and all tax returns.

         D. Limitations on Liability. The Manager will exercise its best judgment in rendering its services to the Trust, and the Trust agrees, as an inducement to the Manager's undertaking to do so, that the Manager will not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, but will be liable only for willful misconduct, bad faith, gross negligence, reckless disregard of its duties or its failure to exercise due care in rendering its services to the Trust specified in this Agreement. Any person, even though an officer, director, employee or agent of the Manager, who may be or become an officer, Trustee, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or when acting on any business of the Trust, to be rendering such services to or to be acting solely for the Trust and not as an officer, director, employee or agent, or one under the control or direction of the Manager, even though paid by it.

         E. Section 11 of the Securities Exchange Act of 1934, as amended. The Trust hereby agrees that any entity or person associated with the Manager that is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of a Portfolio to the extent and as permitted by Section 11(a)(1)(H) of the Securities Exchange Act of 1934, as amended.


3.       ALLOCATION OF EXPENSES

         A.       Expenses Paid by the Manager:

                  (i) Salaries, Expenses and Fees of Certain Persons. The Manager (or its affiliates) shall pay all salaries, expenses, and fees of the Trustees and officers of the Trust who are affiliated with the Manager or its affiliates; and

                  (ii) Assumption of Trust Expenses. The payment or assumption by the Manager of any expense of the Trust that the Manager is not required by this Agreement to pay or assume shall not obligate the Manager to pay or assume the same or any similar expense of the Trust on any subsequent occasion.


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         B. Expenses Paid by the Trust: The Trust will pay all expenses of its organization, operations, and business not specifically assumed or agreed to be paid by the Manager, as provided in this Agreement, or by an Adviser, as provided in an Advisory Agreement. Without limiting the generality of the foregoing, the Trust shall pay or arrange for the payment of the following:

                  (i) Preparing, Printing and Mailing of Certain Documents. The costs of preparing, setting in type, printing and mailing of Prospectuses, Prospectus supplements, SAIs, annual, semiannual and periodic reports, and notices and proxy solicitation materials required to be furnished to shareholders of the Trust or regulatory authorities, and all tax returns;

                  (ii) Officers and Trustees. Compensation of the officers and Trustees of the Trust who are not affiliated with the Manager or its affiliates;

                  (iii) Registration Fees and Expenses. All legal and other fees and expenses in connection with the affairs of the Trust, including those incurred with respect to registering its shares with regulatory authorities and all fees and expenses incurred in connection with the preparation, setting in type, printing, and filing with necessary regulatory authorities of any registration statement and Prospectus, and any amendments or supplements that may be made from time to time, including registration, filing and other fees in connection with requirements of regulatory authorities;

                  (iv) Custodian and Accounting Services. All expenses of the transfer, receipt, safekeeping, servicing and accounting for the Trust's cash, securities, and other property, including all charges of depositories, custodians, and other agents, if any;

                  (v) Independent Legal and Accounting Fees and Expenses. The charges for the services and expenses of the independent accountants and legal counsel retained by the Trust;

                  (vi) Transfer Agent. The charges and expenses of maintaining shareholder accounts, including all charges of transfer, bookkeeping, and dividend disbursing agents appointed by the Trust;

                  (vii) Brokerage Commissions. All brokers' commissions and issue and transfer taxes chargeable to the Trust in connection with securities transactions to which the Trust is a party;

                  (viii) Taxes. All taxes and corporate fees payable by or with respect to the Trust to federal, state, or other governmental agencies;

                  (ix) Trade Association Fees. Any membership fees, dues or expenses incurred in connection with the Trust's membership in any trade association or similar organizations;


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                  (x) Bonding and Insurance. All insurance premiums for
         fidelity and other coverage;

                  (xi) Shareholder and Board Meetings. All expenses incidental to holding shareholders and Trustees meetings, including the printing of notices and proxy materials and proxy solicitation fees and expenses;

                  (xii) Pricing. All expenses of pricing of the net asset value per share of each Portfolio, including the cost of any equipment or services to obtain price quotations; and

                  (xiii) Nonrecurring and Extraordinary Expenses. Such extraordinary expenses, such as indemnification payments or damages awarded in litigation or settlements made.


4.       COMPENSATION OF MANAGER

         For its services performed hereunder, the Trust will pay the Manager with respect to each Portfolio the compensation specified in Appendix B to this Agreement. Such compensation shall be paid to the Manager by the Trust on the first day of each month; however, the Trust will calculate this charge on the daily average value of the Trust's assets and accrue it on a daily basis.


5.       NON-EXCLUSIVITY

         The services of the Manager to the Trust are not to be deemed to be exclusive, and the Manager shall be free to render investment management, advisory or other services to others (including other investment companies) and to engage in other activities so long as the services provided hereunder by the Manager are not impaired. It is understood and agreed that the directors, officers and employees of the Manager are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation, including other investment companies.


6.       SUPPLEMENTAL ARRANGEMENTS

         The Manager may enter into arrangements with its parent or other persons affiliated or unaffiliated with the Manager for the provision of certain personnel and facilities to the Manager to enable the Manager to fulfill its duties and obligations under this Agreement.


7.       REGULATION

         The Manager shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports, or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

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8.       RECORDS

         The records relating to the services provided under this Agreement shall be the property of the Trust and shall be under its control; however, the Trust shall furnish to the Manager such records and permit it to retain such records (either in original or in duplicate form) as it shall reasonably require in order to carry out its duties. In the event of the termination of this Agreement, such records shall promptly be returned to the Trust by the Manager free from any claim or retention of rights therein. The Manager shall keep confidential any information obtained in connection with its duties hereunder and disclose such information only if the Trust has authorized such disclosure or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities.


9.       DURATION OF AGREEMENT

         This Agreement shall become effective on the later of the date of its execution by all parties and the date of the meeting of the shareholders of the Trust, which may for these purposes be the sole initial shareholder of the Trust, at which meeting this Agreement is approved by the vote of a majority of the outstanding voting securities (as defined in the Investment Company
Act) of the Portfolios. The Agreement will continue in effect for a period more than one year from the date of its execution only so long as such continuance is specifically approved at least annually either by the Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Trust, provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees of the Trust who are not "interested persons" ("Independent Trustees") of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to any Portfolio if a majority of the "outstanding voting securities" of the series (as defined in Rule 18f-2(h) under the Investment Company Act) of shares of that Portfolio votes to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by a majority of the outstanding voting securities of (a) any other Portfolio affected by the Agreement or (b) all the Portfolios of the Trust.

         If the shareholders of any Portfolio fail to approve the Agreement or any continuance of the Agreement, the Manager will continue to act as investment manager with respect to such Portfolio pending the required approval of the Agreement or its continuance or of a new contract with the Manager or a different investment manager or other definitive action; provided, that the compensation received by the Manager in respect of such Portfolio during such period will be no more than its actual costs incurred in furnishing investment advisory and management services to such Portfolio or the amount it would have received under the Agreement in respect of such Portfolio, whichever is less.



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10.      TERMINATION OF AGREEMENT

         This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees, including a majority of the Independent Trustees of the Trust, by the vote of a majority of the outstanding voting securities of the Trust, or with respect to any Portfolio by the vote of a majority of the outstanding voting securities of such Portfolio, on sixty (60) days' written notice to the Manager, or by the Manager on sixty (60) days' written notice to the Trust. This Agreement will automatically terminate, without payment of any penalty, in the event if its assignment.


11.      PROVISION OF CERTAIN INFORMATION BY MANAGER

         The Manager will promptly notify the Trust in writing of the occurrence of any of the following events:

         A. the Manager fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Manager is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

         B. the Manager is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust; and/or

         C. the chief executive officer or controlling stockholder of the Manager or the portfolio manager of any Portfolio changes or there is otherwise an actual change in control or management of the Manager.


12.      AMENDMENTS TO THE AGREEMENT

         Except to the extent permitted by the Investment Company Act or the rules or regulations thereunder or pursuant to any exemptive relief granted by the SEC, this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of each of the Portfolios affected by the amendment (unless such approval is not required by Section 15 of the Investment Company Act as interpreted by the SEC or its staff) and by the vote of a majority of the Independent Trustees of the Trust cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to any Portfolio if a majority of the outstanding voting securities of the series of shares of that Portfolio vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of (a) any other Portfolio affected by the amendment or (b) all the Portfolios of the Trust.


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13.      ENTIRE AGREEMENT

         This Agreement contains the entire understanding and agreement of the parties.


14.      HEADINGS

         The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.


15.      NOTICES

         All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust or Manager in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this section.


16.      FORCE MAJEURE

         The Manager shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, or failure of communication or power supply. In the event of equipment breakdowns beyond its control, the Manager shall take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.


17.      SEVERABILITY

         Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.


18.      INTERPRETATION

         Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Agreement and Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirements to which it is subject or by which it is bound, or to relieve or deprive the Trustees of their responsibility for and control of the conduct of the affairs of the Trust.




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19.      GOVERNING LAW

         The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the State of Delaware, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act. Specifically, the terms "vote of a majority of the outstanding voting securities," "interested persons," "assignment," and "affiliated persons," as used herein shall have the meanings assigned to them by Section 2(a) of the Investment Company Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first mentioned above.


                                      787 TRUST


                                      By:_____________________
                                               [name]


                                      EQ FINANCIAL CONSULTANTS, INC.


                                      By:_______________________
                                               [name]



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                                  APPENDIX A

Portfolio
---------

T. Rowe Price International Stock Portfolio

T. Rowe Price Equity Income Portfolio

Putnam Growth and Income Portfolio

Putnam International Growth Portfolio

MFS Research Portfolio



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date:                  , 1997
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                                  APPENDIX B

         The Trust shall pay the Manager, at the end of each calendar month, compensation computed daily at an annual rate equal to the following:



Portfolio                                                   Management Fee
---------                                                   --------------
T. Rowe Price International Stock Portfolio                 1.15% of the Portfolio's average daily net
                                                            assets up to and including $20 million;
                                                            1.00% of the Portfolio's average daily net
                                                            assets over $20 million and up to and
                                                            including $50 million; and .90% of the
                                                            Portfolio's average daily net assets in excess
                                                            of $50 million.

T. Rowe Price Equity Income Portfolio                       .80% of the Portfolio's average daily net
                                                            assets.

Putnam Growth and Income Portfolio                          .90% of the Portfolio's average daily net
                                                            assets up to and including $150 million;
                                                            .85% of the Portfolio's average daily net
                                                            assets over $150 million and up to and
                                                            including $300 million; and .75% of the
                                                            Portfolio's average daily net assets in excess
                                                            of $300 million.

Putnam International Growth Portfolio                       1.05% of the Portfolio's average daily net
                                                            assets up to and including $150 million;
                                                            .95% of the Portfolio's average daily net
                                                            assets over $150 million and up to and
                                                            including $300 million; and .85% of the
                                                            Portfolio's average daily net assets in excess
                                                            of $300 million.

MFS Research Portfolio                                      .80% of the Portfolio's average daily net
                                                            assets up to and including $150 million;
                                                            .775% of the Portfolio's average daily net
                                                            assets over $150 million and up to and
                                                            including $300 million; and .75% of the
                                                            Portfolio's average daily net assets in excess
                                                            of $300 million.





date: _________, 1997


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